Exhibit 10.10

FIRST TRADE

UNION BANK

Capital. Credentials. Commitment.

April 17, 2012

[Name]

[Position]

First Trade Union Bank

One Harbor Street

Boston, MA 02210

RE: Long-Term Incentive Program

Dear [Name]:

Congratulations on having been selected to participate in the First Trade Union Bank (the “Bank”) Long-Term incentive Plan! You are receiving this incentive in recognition of your performance in 2011 and the future value we believe you will bring to the organization. This letter is intended to summarize the pertinent provisions of your long-term incentive award, however please refer to the First Trade Union Deferred Incentive Plan (the “Plan”) document for a comprehensive outline of the terms and conditions which apply.

2011 Performance Award

You have been credited with a cash Deferred Incentive of $[        ] in recognition of your high performance during 2011. You shall become 100% vested in this award upon attaining three (3) years of service, beginning with the first day of the Plan Year after the end of the Plan Year for which the Incentive was awarded. Therefore, these funds will be due and payable to you on January 1, 2015. They will be paid in a lump sum with the first payroll cycle following January 1, 2015. The award will be subject to all requisite Federal, State and Local taxes and related withholdings at the time of payment.

Crediting of Earnings

Your Deferred Incentive account balance will accrue interest and will be credited with such on the first business day on or after each January 1st and July 1st at a rate equal to the 1-Year U.S. Treasury Note published in the Wall Street Journal plus 1% as of the same dates. We will provide an interim statement as of March 31, 2012 for this year only.

Other Terms and Conditions

All terms and conditions of this award are subject to the provisions of the “Plan.” Please be sure to review the document in its entirety. Should you have any questions regarding the Plan document, please contact Doreen Heath.

[Name], I would to like to once again thank you for your contribution to the continuing success of First Trade Union Bank, and reaffirm our commitment to providing you with excellent benefit plans and a rewarding work environment that inspires a sense of pride, fulfillment and excitement.

Regards,

Doreen D. Heath Senior Vice President /Chief Administrative Officer

Accepted: